Exhibit (a)(2)

Form of Personalized Statement and Election Agreement

(Restricted Stock)

CHARTER COMMUNICATIONS PERSONALIZED STATEMENT AND

ELECTION AGREEMENT

Charter Communications, Inc has launched a Stock Option Exchange Program (“Exchange Program”) effective Tuesday, January 20, 2004. You will be able to make your election to participate in the Exchange Program on a web site dedicated specifically to Charter. For security purposes, a Personal Identification Number (PIN) has been assigned to you to access your personal information and make your election choices. In addition, please find your personalized statement below.

Restricted Stock
	Grant	Options	Exercise	Options	if Options
Option Grant #	Date	Granted	Price	Outstanding	Outstanding Exchanged

Total Eligible Options/ Restricted Stock:
Pin No.
XXX-XXX-XXX

Using the PIN above, and entering the last six digits of your social security number, you can elect to participate in the Exchange Program by accessing the Internet at www.corporate-action.net/charter. You may also elect to participate through the automated telephone system at 1-866-716-5749, or in the event that you cannot access the website or phone system, you may sign and date this Election Agreement and send it to the address indicated on the reverse side of this document. We strongly encourage you to make your election through the website or the telephone system. If you must submit through the mail, it is advised that you send this document certified mail with return receipt requested.

I agree that participation in the Charter Communications Stock Option Exchange Program is governed by the terms and conditions set forth in the Offer Documents. The Offer Documents consist of the Offer to Exchange, (including attachments) dated January 20, 2004 and the Election Agreement each as may be amended. I have read and understand the Offer Documents and by electing to participate I agree to accept the terms of this offer. I agree to accept as binding, conclusive and final all decisions or interpretations of Charter upon any questions relating to the stock option exchange and this Election Agreement. I agree to be bound by the Terms and Conditions set forth in this Election Agreement.

Date:
SIGNATURE

      SEE REVERSE SIDE FOR MAILING INSTRUCTIONS

Please keep a copy for your records.

Where to Forward Your Transmittal Materials

By Mail: Mellon Investor Services LLC Attn: Reorganization Dept. P.O. Box 3301 South Hackensack, NJ 07606 USA	By Overnight Courier: Mellon Investor Services LLC Attn: Reorganization Dept. 85 Challenger Road Mail Stop — Reorg. Ridgefield Park, NJ 07660	By Hand: Mellon Investor Services LLC Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271

      HOW TO CONTACT MELLON CUSTOMER SERVICE

      By Telephone — 9 a.m. to 6 p.m. Eastern Time, Monday — Friday, except for bank holidays:

From within the U.S., Canada or Puerto Rico: 1-888-778-1316 (Toll Free)